EXHIBIT 99.1

1235 Water Street East Greenville, PA 18041 Tel 215 679-7991
Press Release

Knoll Reports Fourth Quarter and Full Year 2011 Results

Announces acquisition of FilzFelt and Richard Schultz Design to bolster Specialty focus

EAST GREENVILLE, PA, February 7, 2012 — Knoll, Inc. (NYSE: KNL) today announced results for the fourth quarter and year ended December 31, 2011.  Net sales were $223.1 million for the quarter, a decrease of 7.0% from fourth quarter 2010.  Operating profit was $27.8 million, or 12.5% of net sales, an increase of 14.9% from the fourth quarter of 2010.  The fourth quarter of 2011 includes a $5.4 million curtailment benefit associated with the modification of the Company’s pension and other post-retirement benefits.  Excluding this benefit operating profit was $22.4 million, or 10.0% of net sales, a decrease of 7.4% from the fourth quarter 2010.  Net income was $17.4 million, an increase of 61.1% when compared with the fourth quarter of 2010.  Diluted earnings per share was $0.37 for the quarter compared to $0.23 per share in the prior year.

For the full year, net sales were $922.2 million, an increase of 13.9% when compared to 2010.  Operating profit was $97.1 million, or 10.5% of net sales, an increase of 50.1% when compared to 2010.  Net income was $58.0 million for 2011, an increase of 107.1% when compared to 2010.  Diluted earnings per share was $1.24 for the year compared to $0.61 per share in the prior year.

“We are pleased with our overall performance in 2011,” commented Andrew Cogan, CEO. “We grew sales and profits, expanded our operating margins, reduced our debt and returned more cash through an increased dividend to our shareholders. We won the Cooper Hewitt National Design Award for Corporate and Institutional Achievement and made significant progress in putting in place robust strategies to improve the profitability of our core Office business while simultaneously investing in our high margin, high design content Specialty platform. The acquisitions we are announcing today of FilzFelt and Richard Schultz Design will serve to strengthen the portfolio of products that we can offer architects and designers and consumers through our Specialty businesses.”

“The sales decline that we experienced in the 4th quarter was the direct result of lessened project activity in our Government business and significantly reduced purchases from a single commercial client. While we expect challenging comps to continue at least through the first half of 2012, we believe that the recent softness in industry demand is more indicative of a transient lull than a broad based decline and that improving fundamentals as demonstrated in the recent Architectural Billing Index data should drive better industry conditions later in the year.”

Fourth Quarter Results

Fourth quarter 2011 financial results highlights follow:

	Three Months Ended		Percent
Dollars in Millions Except Per Share Data	12/31/11	12/31/10	Change

Net Sales	$223.1	$239.8	(7.0)%
Gross Profit	70.7	77.2	(8.4)%
Operating Expenses	48.3	51.3	(5.8)%
Curtailment Benefit	5.4	—
Restructuring Charges	—	1.7
Operating Profit	27.8	24.2	14.9%
Net Income	17.4	10.8	61.1%
Earnings Per Share — Diluted	.37	.23	60.9%

Beginning this quarter, we will report net sales and operating income by three defined reporting segments.  Our three reporting segments consist of Office, which includes systems, seating, storage, tables, desks and KnollExtra®  ergonomic accessories as well as the International sales of our North American Office products; a Studio segment which includes KnollStudio® and Knoll Europe (where over half our sales consist of KnollStudio®  products); and a Coverings segment encompassing KnollTextiles®, Edelman® Leather, Spinneybeck®, and FilzfeltTM. For more information regarding these segments, see “Business Segment Results” below.

Net sales for the quarter were $223.1 million, a decrease of $16.7 million, or 7.0%, when compared with the fourth quarter of 2010.  Net sales for the Office segment were $157.3 million in the fourth quarter of 2011, a decrease of $13.0 million, or 7.6% when compared with the fourth quarter of 2010.  Net sales for the Studio segment were $40.1 million, a decrease of $4.6 million, or 10.3%, when compared with the fourth quarter of 2010.  The decline in the Studio segment during the fourth quarter of 2011 was entirely attributable to our European business.  Net sales for the Coverings segment were $25.7 million, an increase of $0.9 million, or 3.6%, when compared with the fourth quarter of 2010.

Gross profit for the fourth quarter of 2011 was $70.7 million, a decrease of $6.5 million, or 8.4%, from the same period in 2010.  Gross margin decreased from 32.2% in the fourth quarter of 2010 to 31.7%.  The decrease in gross margin from the fourth quarter of 2010 was largely the result of lower absorption of our fixed costs in conjunction with our lower sales volumes and materials and transportation inflation.

Operating expenses for the quarter were $48.3 million, or 21.6% of net sales, compared to $51.3 million, or 21.4% of net sales, for fourth quarter of 2010.  The decrease in operating expenses during the fourth quarter of 2011 was in large part due to lower commissions and incentive compensation as a result of our lower sales volumes when compared with the fourth quarter of 2010.

Our operating profit for the fourth quarter of 2011 was $27.8 million, an increase of $3.6 million, or 14.9%, when compared to the same period in 2010.  Operating profit for the fourth quarter of 2011 includes a $5.4 million curtailment benefit.  Excluding this benefit operating profit as a percentage of net sales was 10.0% for the fourth quarter of 2011.  Operating profit for the Office segment was $10.7 million in the fourth quarter of 2011, a decrease of $3.2 million, or 23.0% when compared with the fourth quarter of 2010.  Operating profit for the Studio segment was $6.0 million, a decrease of $1.2 million, or 16.7% when compared with the fourth quarter of 2010.  Operating profit for the Coverings segment was $5.7 million, an increase of $0.9 million, or 18.8% when compared to the fourth quarter of 2010.

During the fourth quarter 2011, other income included $0.6 million of foreign exchange gains and $0.6 million of miscellaneous expense related to a negative judicial ruling.  Other expense for the fourth quarter 2010 included $2.9 million of foreign exchange losses and $0.1 million of miscellaneous expense.

The effective tax rate was 34.7% for the fourth quarter of 2011, as compared to 37.2% for the same period last year.  The decrease in the effective tax rate is largely due to the mix of pretax income between the countries in which we operate.

Net income for the fourth quarter 2011 was $17.4 million, or $0.37 diluted earnings per share, as compared to $10.8 million, or $0.23 per share, for the same quarter in 2010.

Cash generated from operations during the fourth quarter 2011 was $35.8 million, compared to $38.1 million in the same period of 2010.  Cash generated from operations was lower during the fourth quarter of 2011 when compared with the fourth quarter of 2010 because of changes in assets and liabilities, primarily accounts payable.  Capital expenditures for the fourth quarter 2011 totaled $5.7 million compared to $4.4 million for 2010.  We repaid $5.0 million of debt during the fourth quarter of 2011 compared to $10.0 million during 2010.  The Company also paid dividends of $4.6 million, or $0.10 per share during the fourth quarter of 2011 compared to $2.8 million, $0.06 per share during the fourth quarter of 2010.

Full Year Results

2011 financial results highlights follow:

	Twelve Months Ended		Percent
Dollars in Millions Except Per Share Data	12/31/11	12/31/10	Change

Net Sales	$922.2	$809.5	13.9%
Gross Profit	294.4	264.3	11.4%
Operating Expenses	202.1	192.1	5.2%
Curtailment Benefit	5.4	—
Restructuring Charges	0.7	7.6	(90.8)%
Operating Profit	97.1	64.7	50.1%
Net Income	58.0	28.0	107.1%
Earnings Per Share — Diluted	1.24	0.61	103.3%

For the year, net sales totaled $922.2 million, an increase of $112.7 million, or 13.9%, from 2010 net sales of $809.5 million.  Net sales for the Office segment were $664.1 million, an increase of $101.7 million, or 18.1% when compared with the 2010.  Net sales for the Studio segment modestly increased to $152.7 million from $151.9 million during 2010.  Less large project activity in Europe tempered growth in our Studio segment during 2011.  Net sales for the Coverings segment were $105.4 million, an increase of $10.2 million, or 10.7%, when compared with 2010.

During the full year 2011, gross margin decreased from 32.7% in 2010 to 31.9% in 2011.  The largest contributors to this decline were transportation and materials inflation, particularly steel.  The strengthening of the Canadian dollar during 2011 when compared to 2010 also negatively affected our gross margin.  Gross profit dollars increased 11.4% from $264.3 million in 2010 to $294.4 million in 2011.

Operating expenses for 2011 were $202.1 million, or 21.9% of net sales, compared to $192.1 million, or 23.7% of net sales, for 2010.  The increase in operating expenses during 2011 was in large part due increased commissions and incentive compensation based upon the higher sales volumes as well as expenses related to infrastructure upgrades.

Our operating profit for 2011 was $97.1 million, an increase of $32.4 million, or 50.1%, when compared with the same period in 2010.  Operating profit as a percent of net sales was 10.5% for 2011 and includes restructuring charges of $0.7 million and a curtailment benefit of $5.4 million.  Operating profit for the Office segment was $46.7 million in 2011, an increase of $13.8 million, or 41.9% when compared with 2010.  Operating profit for the Studio segment was $23.0 million, an increase of $2.1 million, or 10.0% when compared with 2010.  Operating profit for the Coverings segment was $22.7 million, an increase of $4.3 million, or 23.4% when compared to 2010.

Interest expense for 2011 decreased $7.7 million when compared with the full year 2010.  The decrease in interest expense is due to our lower outstanding debt and the expiration of two interest rate swap agreements that expired on June 9, 2011.  Other income in 2011 included $2.7 million of foreign exchange gains, $1.6 million of miscellaneous expense related to a negative judicial ruling, and $0.3 million of miscellaneous income.  Other expense in 2010 included $5.5 million of foreign exchange losses, a $1.2 million non-cash expense related to the ineffective portion of our interest rate swaps, and a $0.3 million gain on miscellaneous income.

The effective tax rate was 34.7% for the year, as compared to 31.4% for the same period last year.  Our effective tax rate is dependent upon the mix of pretax income between the countries in which we operate.  In addition, during 2010 we recorded a $2.5 million tax benefit related to foreign tax credits.

We generated 2011 net income of $58.0 million, or $1.24 diluted earnings per share, compared to $28.0 million, or $0.61 diluted earnings per share, in 2010.

Annual cash generated from operations in 2011 was $66.9 million, compared to $89.6 million the year before. Cash generated from operations was lower during 2011 when compared with the 2010 because of changes in assets and liabilities, primarily accounts payable.  Capital expenditures in 2011 totaled $15.3 million compared to $8.3 million for 2010. During 2011 we repaid $33.0 million of debt compared to $50.0 million in 2010.  We also paid dividends of $16.7 million in 2011 compared with $5.5 million in 2010.

“Over the past twelve months we reduced our debt by $33.0 million bringing our total debt outstanding to $212.0 million at year end. Additionally, in order to take advantage of the current interest rate environment, we recently negotiated a new $450.0 million all revolver bank facility that will give us the flexibility we need through 2017,” commented Barry L. McCabe, EVP & CFO.

Business Segment Results

The following information categorizes the Company’s results into its defined reporting segments.

The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including systems, seating, storage and other products. The Studio segment includes KnollStudio® and the Company’s European subsidiaries which primarily sell KnollStudio® products.  The KnollStudio® portfolio includes a range of lounge seating; side, café and dining chairs; barstools; and conference, dining and occasional tables.  The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and FilzfeltTM. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended
	December 31,
Net Sales (in millions)	2011	2010

Office	$157.3	$170.3
Studio	40.1	44.7
Coverings	25.7	24.8

Total Sales	$223.1	$239.8

	Twelve Months Ended
	December 31,
	2011	2010

Office	$664.1	$562.4
Studio	152.7	151.9
Coverings	105.4	95.2

Total Sales	$922.2	$809.5

	Three Months Ended
	December 31,
Operating Profit (in millions)	2011	2010

Office	$10.7	$13.9
Studio	6.0	7.2
Coverings	5.7	4.8

Total Segment Operating Profit	22.4	25.9

Curtailment Benefit	5.4	—
Restructuring Charges	—	(1.7)
Total Operating Profit	$27.8	$24.2

	Twelve Months Ended
	December 31,
	2011		2010

Office	$46.6		$32.9
Studio	23.0		20.9
Coverings	22.7		18.4

Total Segment Operating Profit	92.3		72.2

Curtailment Benefit	5.4		—
Restructuring Charges	(0.7)		(7.6)
Total Operating Profit	$97.1	(1)	$64.7	(1)

(1) Results do not add due to rounding.

Conference Call Information

Knoll will host a conference call on Tuesday, February 7, 2012 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “About Knoll” and click on “Investor Relations”.

The conference call may also be accessed by dialing:

North America	800 510-0178
International	617 614-3450
Passcode	29061054

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through February 14, 2012 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 68938769).

About Knoll

Knoll is the recipient of the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian’s Copper-Hewitt, National Design Museum. Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.’s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,”  “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward- looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry.  Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll’s new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll’s annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll’s control.

Contacts

Investors:	Barry L. McCabe
Executive Vice President and Chief Financial Officer
Tel 215 679-1301
bmccabe@knoll.com

Media:	David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Sales	$223,148	$239,784	$922,200	$809,467
Cost of sales	152,498	162,588	627,803	545,118

Gross profit	70,650	77,196	294,397	264,349
Selling, general, and administrative expenses	48,281	51,301	202,075	192,122
Restructuring and other charges	—	1,690	696	7,565
Curtailment benefit	(5,445)	—	(5,445)	—

Operating profit	27,814	24,205	97,071	64,662
Interest expense	1,138	3,996	9,753	17,436
Other (income) expense, net	(35)	3,010	(1,508)	6,379

Income before income tax expense	26,711	17,199	88,826	40,847
Income tax expense	9,268	6,406	30,815	12,823

Net income	$17,443	$10,793	$58,011	$28,024

Earnings per share:
Basic	$.38	$0.24	$1.25	$0.61
Diluted	$.37	$0.23	$1.24	$0.61
Weighted-average shares outstanding:
Basic	46,339,443	45,814,226	46,249,571	45,600,043
Diluted	46,767,149	46,130,869	46,835,712	45,970,680

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (Dollars in thousands, except per share data)

	December 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$28,263	$26,935
Customer receivables, net	126,078	126,780
Inventories	89,244	85,216
Prepaid and other current assets	21,308	22,229

Total current assets	264,893	261,160
Property, plant, and equipment, net	121,792	122,219
Intangible assets, net	297,250	298,347
Other noncurrent assets	4,156	5,706

Total Assets	$688,091	$687,432

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$135
Accounts payable	83,824	101,206
Other current liabilities	99,304	90,577

Total current liabilities	183,128	191,918
Long-term debt	212,000	245,000
Other noncurrent liabilities	127,540	124,128

Total liabilities	522,668	561,046

Stockholders’ equity	165,423	126,386

Total Liabilities and Stockholders’ Equity	$688,091	$687,432

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2011	2010

Net income	$58,011	$28,024

Cash Flows provided by Operating Activities	66,921	89,632

Cash Flows used in Investing Activities	(16,332)	(9,037)

Cash Flows used in Financing Activities	(49,913)	(57,487)

Effect of exchange rate changes on cash and cash equivalents	652	(2,134)

Increase in cash and cash equivalents	1,328	20,974

Cash and cash equivalents at beginning of period	26,935	5,961

Cash and cash equivalents at end of period	$28,263	$26,935